                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                                      (Check One):

                              NOTIFICATION OF LATE FILING

                      / /Form 10-K / /Form 20-F / /Form 11-K
                             /X/Form 10-Q / /Form N-SAR

                 For Period Ended:  March 31, 2002
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Wireless WebConnect!, Inc.
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Full Name of Registrant

Intellicall, Inc.
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Former Name if Applicable

c/o 2435 N. Central Expressway, Suite 600
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Address of Principal Executive Office (Street and Number)

Richardson, Texas 75080
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
/X/ will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, cannot be filed within the prescribed time period because the Company is experiencing difficulties in reconciling its financial statements required in the report in connection with its recent divestiture of its wholly-owned subisidary, Wireless WebConnect!, Inc., a Florida corporation.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

    John J Mc Donald, Jr.                    (214)             989-3654
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            /X/ Yes  / / No

    The Form 10-Q report for the quarter ended March 31, 2002, will reflect the divestiture of its only operating subsidiary.

                                            Wireless WebConnect!, Inc.
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                                   (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

               Date: May 15, 2002      By:     /s/ John J. McDonald, Jr.
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                                            CHIEF EXECUTIVE OFFICER (PRINCIPAL
                                          EXECUTIVE OFFICER) AND CHIEF FINANCIAL
                                           OFFICER (PRINCIPAL FINANCIAL OFFICER)






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